UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 28, 2015

Louisiana Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	1-33573	20-8715162
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1600 Veterans Memorial Boulevard, Metairie, Louisiana	70005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(504) 834-1190

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item     5.07     Submission of Matters to a Vote of Security Holders

(a)	A Special Meeting of Shareholders of Louisiana Bancorp, Inc. (the "Company") was held on August 28, 2015.

(b)	There were 2,902,548 shares of common stock of the Company eligible to be voted at the Special Meeting and 2,118,572 shares represented in person or by proxy at the Special Meeting, which constituted a quorum to conduct business at the meeting.

The items voted upon at the Special Meeting and the votes cast for each proposal were as follows:

1.	Proposal to approve the Agreement and Plan of Merger dated as of June 18, 2015 between Louisiana Bancorp, Inc. and Home Bancorp, Inc (the “Merger Proposal”):

For	Against	Abstain	Broker Non-votes
2,044,179	74,393	--	--

2.	Proposal to approve, on a nonbinding basis, the compensation that may be paid or become payable to the executive officers of Louisiana Bancorp, Inc. that is based on or otherwise relates to the merger:

For	Against	Abstain	Broker Non-votes
1,960,658	151,230	6,684	--

  Proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger (the “Adjournment Proposal”):

For	Against	Abstain	Broker Non-votes
2,012,783	104,764	1,025	--

As a result of the shareholders’ approval of the Merger Proposal, the Adjournment Proposal was not necessary and therefore was not implemented. No other business was conducted at the Special Meeting of Shareholders.

(c)	Not applicable

(d)	Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOUISIANA BANCORP, INC.

Date: August 31, 2015	By:	/s/ John LeBlanc
John LeBlanc
Executive Vice President and Chief Financial Officer